                                                                    Exhibit 99.1



CHANCERY SOFTWARE LTD.

Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
(tabular amounts expressed in thousands
of U.S. dollars)

AUDITORS' REPORT

TO THE DIRECTORS AND SHAREHOLDERS OF
CHANCERY SOFTWARE LTD.


We have audited the consolidated balance sheets of CHANCERY SOFTWARE LTD. as at September 30, 2001 and 2000 and the consolidated statements of operations, changes in shareholders' deficiency and cash flows for the years ended September 30, 2001 and 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2001 and 2000 and the results of its operations and its cash flows for the years ended September 30, 2001 and 2000 in accordance with generally accepted accounting principles in the United States.


"PricewaterhouseCoopers LLP"


CHARTERED ACCOUNTANTS

Vancouver, Canada
October 31, 2001

CHANCERY SOFTWARE LTD.
Consolidated Balance Sheets
AS AT SEPTEMBER 30, 2001 AND 2000

-------------------------------------------------------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


                                                                                                     2001               2000
                                                                                                        $                  $
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                                                            4,567              6,311
Short-term investments                                                                                   -              7,399
Accounts receivable (note 4)                                                                         4,259              2,956
Prepaid expenses and deposits                                                                          613                511
Work-in-process                                                                                          -                169
Inventory                                                                                              104                132
Restricted cash (note 5)                                                                               400                  -
                                                                                           ------------------------------------
                                                                                                     9,943             17,478

LONG-TERM ACCOUNTS RECEIVABLE                                                                            -                100

PROPERTY AND EQUIPMENT (note 4)                                                                      2,143              1,804

INTANGIBLE ASSETS (note 4)                                                                             554              1,308

GOODWILL                                                                                                 -              1,991
                                                                                           ------------------------------------

                                                                                                    12,640             22,681
                                                                                           ====================================



             The accompanying notes are an integral part of these
                     consolidated financial statements.

CHANCERY SOFTWARE LTD.
Consolidated Balance Sheets...CONTINUED
AS AT SEPTEMBER 30, 2001 AND 2000

-------------------------------------------------------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)

                                                                                                     2001               2000
                                                                                                        $                  $
LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities (note 4)                                                    3,845              2,160
Income taxes payable                                                                                    65                 42
Note payable (note 6)                                                                                    -                500
                                                                                           ------------------------------------
                                                                                                     3,910              2,702

Unearned revenue                                                                                     6,478              5,736
                                                                                           ------------------------------------

TOTAL CURRENT LIABILITIES                                                                           10,388              8,438

LONG-TERM ACCOUNTS PAYABLE                                                                              63                  -

DEFERRED INCOME TAXES                                                                                    -                268
                                                                                           ------------------------------------

                                                                                                    10,451              8,706
                                                                                           ------------------------------------

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (note 8)
Authorized
      100,000,000 Class A Voting Mandatorily Redeemable Convertible Preferred shares, no par value, 4% cumulative dividend

Issued and outstanding
      4,667,419 (2000 - 4,667,419) Class A Voting Redeemable Convertible Preferred
           shares (including accretion of cumulative dividend of $1,309,747 (2000 -
           $629,997) and net of issuance costs of $326,000)                                         33,514             32,204
                                                                                           ------------------------------------

STOCKHOLDERS' DEFICIENCY

CAPITAL STOCK (note 9)
Authorized
      500,000,000 voting common shares, no par value

Issued and outstanding
      7,430,404 (2000 - 7,028,348) voting common shares (net of issuance
           costs of $86,600)                                                                         4,504              4,399

OTHER CAPITAL ACCOUNTS                                                                                  (9)               (72)

ACCUMULATED OTHER COMPREHENSIVE INCOME                                                               2,503              1,558

DEFICIT                                                                                            (38,323)           (24,114)
                                                                                           ------------------------------------

                                                                                                   (31,325)           (18,229)
                                                                                           ------------------------------------

                                                                                                    12,640             22,681
                                                                                           ====================================
NATURE OF OPERATIONS (note 1)

COMMITMENTS (note 12)



                             Director                                   Director
---------------------------               -----------------------------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

CHANCERY SOFTWARE LTD.
Consolidated Statements of Operations
FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

--------------------------------------------------------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


                                                                                                 2001                   2000
                                                                                                    $                      $
REVENUE                                                                                         18,498                14,029

COSTS                                                                                            7,516                 3,786
                                                                                      -----------------------------------------

GROSS PROFIT                                                                                    10,982                10,243
                                                                                      -----------------------------------------

EXPENSES
Sales and marketing                                                                              7,002                 5,946
Research and development                                                                         5,784                 5,170
General and administration                                                                       5,152                 3,616
Write-off of goodwill, intangible assets and capital assets                                      2,146                     -
Restructuring charges                                                                            1,004                     -
Depreciation                                                                                       900                   489
Amortization of goodwill                                                                           749                   398
Amortization of intangible assets                                                                  683                   330
Business development                                                                               579                     -
                                                                                      -----------------------------------------
                                                                                                23,999                15,949
                                                                                      -----------------------------------------

                                                                                               (13,017)               (5,706)

FOREIGN EXCHANGE GAIN                                                                            1,037                   656

INTEREST INCOME                                                                                    456                   421

GAIN ON SALE OF INVESTMENT                                                                           -                   945
                                                                                      -----------------------------------------

LOSS BEFORE INCOME TAXES                                                                       (11,524)               (3,684)

(RECOVERY OF) PROVISION FOR INCOME TAXES                                                          (223)                  167
                                                                                      -----------------------------------------

LOSS FOR THE YEAR                                                                              (11,301)               (3,851)
                                                                                      =========================================



              The accompanying notes are an integral part of these
                       consolidated financial statements.

CHANCERY SOFTWARE LTD.
Consolidated Statements of Changes in Shareholders' Deficiency
FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

----------------------------------------------------------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


                                                              OTHER CAPITAL ACCOUNTS
                                                          -----------------------------
                                                                                           ACCUMU-
                                                                                       LATED OTHER                     TOTAL
                                          COMMON STOCK       ADDITIONAL     DEFERRED       COMPRE-                    STOCK-
                                -----------------------        PAID-IN       COMPEN-       HENSIVE                    HOLDERS'
                                    SHARES      AMOUNT         CAPITAL        SATION        INCOME      DEFICIT     EFICIENCY
                                                     $               $             $             $            $              $
BALANCE - SEPTEMBER 30, 1999    18,095,715       9,360             692          (198)        1,098     (10,431)           521
Issuance of shares for cash      1,002,028         329               -             -             -           -            329
Issuance on acquisition of
   Misty City Software Inc.        467,835         546               -             -             -           -            546
Redemption                     (12,537,230)     (5,836)           (715)            -             -      (8,067)       (14,618)
Class A Preferred Stock
   cumulative dividend                   -           -               -             -             -        (630)          (630)
Adjustment of Class A
   Preferred Stock to
   redemption value                      -           -               -             -             -      (1,135)        (1,135)
Employee option grants                   -           -              23           (23)            -           -              -
Amortization of deferred
   compensation expense                  -           -               -           149             -           -            149
Comprehensive income (loss)
   Accumulated other
      comprehensive income -
      foreign currency
      translation                        -           -               -             -           460           -
   Loss for the year                     -           -               -             -             -      (3,851)
Total comprehensive loss                 -           -               -             -             -           -         (3,391)
                               ------------------------------------------------------------------------------------------------

BALANCE - SEPTEMBER 30, 2000     7,028,348       4,399               -           (72)        1,558     (24,114)       (18,229)
Issuance of shares for cash        403,271         106               -             -             -           -            106
Repurchase of common shares         (1,215)         (1)              -             -             -           -             (1)
Class A Preferred Stock
   cumulative dividend                   -           -               -             -             -      (1,310)        (1,310)
Adjustment of Class A
   Preferred Stock to
   redemption value                      -           -               -             -             -      (1,598)        (1,598)
Amortization of deferred
   compensation expense                  -           -               -            63             -           -             63
Comprehensive income (loss)
   Accumulated other
      comprehensive income -
      foreign currency
      translation                        -           -               -             -           945           -
   Loss for the year                     -           -               -             -             -     (11,301)
Total comprehensive loss                 -           -               -             -             -           -        (10,356)
                               ------------------------------------------------------------------------------------------------

BALANCE - SEPTEMBER 30, 2001     7,430,404       4,504               -            (9)        2,503     (38,323)       (31,325)
                               ================================================================================================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

CHANCERY SOFTWARE LTD.
Consolidated Statements of Cash Flows
FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

---------------------------------------------------------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


                                                                                                 2001                   2000
                                                                                                    $                      $
CASH FLOWS USED IN OPERATING ACTIVITIES
Loss for the year                                                                              (11,301)               (3,851)
Adjustments to reconcile loss for the year to net cash used in operating activities
      Non-cash revenue                                                                               -                  (506)
      Depreciation                                                                                 900                   489
      Write-off of goodwill, intangible assets and capital assets                                2,146                     -
      Amortization of intangible assets                                                            683                   330
      Amortization of goodwill                                                                     749                   398
      Gain on sale of investment                                                                     -                  (945)
      Stock-based compensation                                                                      63                   149
      Foreign exchange gain                                                                     (1,037)                 (656)
      Deferred income taxes                                                                       (268)                  125
      Changes in operating working capital items
           Accounts receivable                                                                  (1,348)                  177
           Prepaid expenses and deposits                                                          (112)                 (202)
           Work-in-process                                                                         166                  (169)
           Inventory                                                                                23                   (16)
           Restricted cash                                                                        (412)                    -
           Long-term accounts receivable                                                            98                  (100)
           Accounts payable and accrued liabilities                                              1,776                  (437)
           Income taxes payable                                                                     24                    42
           Long-term accounts payable                                                               63                     -
           Unearned revenue                                                                        791                 1,041
                                                                                      -----------------------------------------
                                                                                                (6,996)               (4,131)
                                                                                      -----------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES
Proceeds on sale of investment                                                                       -                   951
Purchase of Misty City Software Inc.                                                                 -                (1,225)
Cash acquired on acquisition of Misty City Software Inc.                                             -                   102
Purchase of property and equipment                                                              (1,439)               (1,582)
Purchase of intangible assets                                                                     (751)                 (236)
Purchase of short-term investments                                                                   -                (7,399)
Proceeds on sale of short-term investments                                                       7,246                     -
                                                                                      -----------------------------------------
                                                                                                 5,056                (9,389)
                                                                                      -----------------------------------------

CASH FLOWS USED IN FINANCING ACTIVITIES
Redemption of common shares                                                                         (1)              (14,618)
Issuance of common stock for cash                                                                  106                   329
Issuance of Redeemable Convertible Preferred Stock for cash                                          -                31,574
Repayment of note payable                                                                         (500)                 (500)
                                                                                      -----------------------------------------
                                                                                                  (395)               16,785
                                                                                      -----------------------------------------
FOREIGN EXCHANGE EFFECT ON CASH                                                                    591                   466
                                                                                      -----------------------------------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                                (1,744)                3,731
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                                    6,311                 2,580
                                                                                      -----------------------------------------
CASH AND CASH EQUIVALENTS - END OF YEAR                                                          4,567                 6,311
                                                                                      =========================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


1     NATURE OF OPERATIONS

      Chancery Software Ltd. (the company) is incorporated under the laws of British Columbia, Canada. The company develops, markets, and sells Student Management Solutions software primarily to schools and school districts in the K-12 market.


2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

      These financial statements consolidate the accounts of the company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

      USE OF ESTIMATES

      The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

      The company has adopted the U.S. dollar as its reporting currency. The functional currency of the company's operations located outside the U.S. is the Canadian currency. The consolidated financial statements are translated to U.S. dollars using the period-end exchange rate for assets and liabilities and weighted-average exchange rates for the period for revenues and expenses. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in shareholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statement of operations.

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consists of cash on deposit and highly liquid short-term interest bearing securities with maturity at the date of acquisition of three months or less.

      SHORT-TERM INVESTMENTS

      Short-term investments consist of highly liquid short-term interest bearing securities with maturities at the date of acquisition greater than three months. Interest earned is recognized immediately in the consolidated statement of operations.


                                                                             (1)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The company's financial instruments, consisting of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities are carried at cost, which approximates their fair value due to the short-term maturity of these instruments.

      INVENTORY

      Inventory consists of finished product and raw materials for the company's products. Inventory is valued at the lower of cost, determined on the first-in first-out basis, and net realizable value.

      PROPERTY AND EQUIPMENT

      Property and equipment are stated at historical cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally five years or less.

      INTANGIBLE ASSETS

      Goodwill and other intangible assets resulting from the acquisition of Misty City Software Inc. (Misty City) were estimated by management to be primarily associated with the intellectual property of Misty City's core product and to the acquired customer list. As a result of the rapid technological changes occurring in the software industry, goodwill and other intangible assets are amortized on a straight-line basis over 36 months, being the estimated periods of benefit. See note 6 - Acquisition.

      Acquired computer software, including third party installation charges, is recorded at cost and is amortized on a straight-line basis over 36 months.

      INTANGIBLE ASSETS - WEB SITE DEVELOPMENT COSTS

      The company accounts for web site development costs in accordance with Emerging Issues Task Force Abstract (EITF) No. 00-02, "Accounting for Web Site Development Costs". EITF No. 00-02 requires the capitalization of certain web site development costs incurred in the production and building of a web site for quarters beginning after June 30, 2000. Costs related to planning and web site maintenance are expensed as incurred. Amounts capitalized are capitalized in accordance with AICPA Statement of Position
      (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Prior to June 30, 2000, the company expensed all web site development costs as part of research and development expenses. Web site development costs are amortized on a straight-line basis over 36 months, being the estimated period of benefit.

      IMPAIRMENT OF LONG-LIVED ASSETS

      The company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.


                                                                             (2)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


      REVENUE RECOGNITION

      Revenues are recognized in accordance with AICPA SOP 97-2, "Software Revenue Recognition". The company generally sells product with multiple elements, including software, post-contract customer support, implementation consulting, and training. For these transactions, the company recognizes revenue for delivered elements upon delivery, when the company's fee is fixed and determinable, collection is probable and persuasive evidence of an arrangement exists. The fair value of the undelivered elements, based on vendor-specific objective evidence, is deferred and recognized as revenue upon the ultimate delivery of such elements.

      The company also sells post-contract customer support and consulting services. For post-contract customer support, the company recognizes revenue rateably over the period, when the company's fee is fixed and determinable and collection is probable. For consulting services, the company recognizes revenue as services are performed, when the company's fee is fixed and determinable and collection is probable.

      Revenue from a contract to develop state specific reporting templates has been accounted for on the completed contract basis. Direct costs of the contract are included in work-in-process at the lower of cost and net realizable value. Provision is made for all anticipated losses as soon as they become evident.

      RESEARCH AND DEVELOPMENT

      Research and development costs include expenses incurred by the company to develop, enhance, and manage the company's suite of software products, as well as to enhance, manage, monitor, and operate the company's various web sites. Research and development costs are expensed as incurred.

      STOCK-BASED COMPENSATION

      The company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 44 "Accounting for Certain Transactions Involving Stock Compensation on interpretation of APB No. 25", and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the company's stock and the exercise price. Compensation expense is recognized immediately for past services and rateably for future services over the option vesting period. The company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF 96-18.

      INCOME TAXES

      Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the company's consolidated financial statements or tax returns. The measurement of the current and deferred tax liabilities and assets are based on the provisions of enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance where, based on available evidence, the probability of realization of the deferred tax asset does not meet a more likely than not criteria.


                                                                             (3)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


      INVESTMENT TAX CREDITS

      Prior to the completion of a financing in March 2000, the company was a Canadian Controlled Private Corporation (CCPC). A CCPC is entitled to an investment tax credit at a rate of 35% of the first $2 million (20% on amounts in excess of $2 million) of eligible current research and development expenditures. Investment tax credits on current expenditures earned at the 35% rate are fully refundable in cash to the company upon filing a claim and having it approved by taxation authorities. Current investment tax credits earned on capital expenditures at a rate of 35% and on excess current expenditures at a rate of 20% are refundable in cash at a rate of 40% of the amount of the credit. The non-refundable investment tax credit component can be applied against future income taxes payable.

      Non-CCPC corporations are entitled to investment tax credits at a rate of 20%, with no refundable cash components available, on both current and capital expenditures.

      On March 30, 2000, the company lost its CCPC status as a result of the issuance of Redeemable Convertible Preferred Stock. Accordingly, the company is not entitled to the refundable component of investment tax credits for the years ending September 30, 2001 and 2000.

      The refundable and non-refundable portion of investment tax credits are accounted for as a reduction of the related expenditure for items of a current expense nature and a reduction of the related assets for items of a long-term nature, when the company has reasonable assurance that the credit will be realized.

      COMPREHENSIVE INCOME

      The company accounts for comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income". Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The company's comprehensive income consists of foreign currency translation adjustments and net income.

      RECENT ACCOUNTING PRONOUNCEMENTS

      In June 1998, the FASB issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of the derivative depends on the intended use of the derivative and the resulting designation. The company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations, as it does not use financial derivative instruments.

      In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives. The


                                                                             (4)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)

      company does not expect that the implementation of these guidelines will have a material impact on its consolidated financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires that asset retirement obligations be recognized when they are incurred, and be capitalized as part of the asset's carrying value and displayed as liabilities. SFAS No. 143 also requires increased disclosure surrounding asset retirement obligations. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The company does not expect that the implementation of these guidelines will have a material impact on its consolidated financial position or results of operations.

      In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 requires that long-lived assets be classified as assets either to be held and used, to be disposed of other than by sale, or to be disposed of by sale. It also prescribes various approaches to valuing these types of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The company does not expect that the implementation of these guidelines will have a material impact on its consolidated financial position or results of operations.


3     SUPPLEMENTAL CASH FLOW INFORMATION


                                                                                                  2001                   2000
                                                                                                     $                      $
      Cash paid for income taxes                                                                     5                     -
      Cash paid for interest                                                                        47                    35

      NON-CASH INVESTING AND FINANCING ACTIVITIES
      Issuance of promissory note on purchase of Misty City                                          -                 1,000
      Issuance of common stock on purchase of Misty City                                             -                   546



                                                                             (5)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


4     BALANCE SHEET COMPONENTS

                                                                                                  2001                  2000
                                                                                                     $                     $
      Accounts receivable
           Trade accounts receivable                                                             4,332                 2,738
           Other                                                                                    28                   292
           Less:  Allowance for doubtful accounts                                                 (101)                  (74)
                                                                                      -----------------------------------------

                                                                                                 4,259                 2,956
                                                                                      =========================================
      Property and equipment
           Computer equipment                                                                    3,315                 2,636
           Furniture and fixtures                                                                1,348                 1,024
           Leasehold improvements                                                                  392                   341
           Capital lease equipment                                                                 438                   445
                                                                                      -----------------------------------------

                                                                                                 5,493                 4,446
           Less:  Accumulated depreciation                                                      (3,350)               (2,642)
                                                                                      -----------------------------------------

                                                                                                 2,143                 1,804
                                                                                      =========================================
      Intangible assets
           Computer software acquired                                                            1,148                   667
           Website development                                                                       -                   160
           Acquired technology                                                                       -                   842
           Acquired customer list                                                                    -                   123
           Human capital                                                                             -                    30
                                                                                      -----------------------------------------
                                                                                                 1,148                 1,822
           Less:  Accumulated amortization                                                        (594)                 (514)
                                                                                      -----------------------------------------
                                                                                                   554                 1,308
                                                                                      =========================================


      During 2001, the company's revenues from the key product of Misty City did not meet expectations, and the company therefore adjusted its future estimates with regard to this product. As a result, the company also assessed the carrying value of the intangible assets and goodwill which arose on the acquisition of Misty City. The company determined that the undiscounted expected future cash flows from the sales of the product were less than the carrying value of these intangible assets.

      As a result, the company has determined the fair value, based on discounted expected future cash flows, of the intangible assets and goodwill to be $nil. Accordingly, the company has written off the remaining carrying value of the goodwill, acquired technology, and customer list as at September 30, 2001, which amounted to $1,242,000, $421,000, and $61,000, respectively.


                                                                             (6)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)

      During 2001, the company determined that the costs incurred to develop one of its web sites no longer met the criteria for capitalization and, as a result, the company wrote off its unamortized web site development costs in the amount of $422,000.

                                                                                                  2001                  2000
                                                                                                     $                     $
      Accounts payable and accrued liabilities
           Trade                                                                                 1,336                   884
           Accrued sales and marketing                                                             289                   180
           Accrued compensation and related benefits                                               553                   683
           Other accrued liabilities                                                             1,667                   413
                                                                                      -----------------------------------------
                                                                                                 3,845                 2,160
                                                                                      =========================================

5     RESTRICTED CASH

      The company maintains a restricted deposit totalling $400,000 as a form of security over payroll payments.


6     ACQUISITION OF MISTY CITY SOFTWARE INC.

      On April 6, 2000, the company acquired 100% of the common stock of Misty City, which develops, markets, and sells software aimed at the educational industry. The agreement stated a purchase price of $3,000,000 consisting of 467,835 shares of the company stock, a note payable for $1,000,000 and cash of $1,200,000. Under APB No. 16, the shares have been valued at the announcement date which resulted in the common stock being recorded at $546,000. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price of $2,771,000, including related expenses of approximately $25,000, consisting primarily of legal and other professional service fees, has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date.

      The purchase price was allocated to net tangible liabilities assumed ($471,000) and intangible assets, including completed technology ($842,000), customer list ($123,000), human capital ($31,000), and goodwill ($2,246,000). The intangible assets are being amortized over their estimated useful lives of 36 months.

      As at September 30, 2000, $500,000 of the note payable was outstanding with the remaining instalments of $250,000 were paid on December 31, 2000 and March 31, 2001 with interest at 6% per annum.


                                                                             (7)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)



7     INCOME TAXES

      INCOME BEFORE INCOME TAXES

      Income before income taxes was generated by both domestic and U.S. operations during 2001 and 2000.

      The components of income before equity income, income taxes and minority interest are as follows:

                                                                                                  2001                   2000
                                                                                                     $                      $
           Canadian                                                                             (9,067)               (3,996)
           U.S.                                                                                 (2,457)                  312
                                                                                      -----------------------------------------
                                                                                               (11,524)               (3,684)
                                                                                      =========================================


      CURRENT INCOME TAXES

      The provision for current income taxes consists of the following:

                                                                                                  2001                  2000
                                                                                                     $                     $
           Current
                Canadian                                                                             -                    17
                U.S. federal                                                                        45                    25
                                                                                      -----------------------------------------
                                                                                                    45                    42
           Deferred
                U.S. federal                                                                      (268)                  125
                                                                                      -----------------------------------------
                                                                                                  (223)                  167
                                                                                      =========================================


                                                                             (8)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


      The provision for income taxes differs from the amount computed by applying the statutory income tax rate to net income before taxes as follows:

                                                                                                  2001                  2000
                                                                                                     %                     %
           Canadian statutory rate                                                              (44.62)               (45.62)
           Change in valuation allowance                                                         35.66                 47.93
           Foreign tax at other than Canadian statutory rate                                     (0.40)                (1.98)
           Non-deductible expenses                                                                4.14                  7.62
           Non-taxable income                                                                        -                 (3.88)
           Write-off of goodwill                                                                  4.90                     -
           Other                                                                                 (1.62)                 0.46
                                                                                      -----------------------------------------
                                                                                                 (1.94)                 4.53
                                                                                      =========================================

      DEFERRED INCOME TAXES

      Significant components of the company's deferred tax assets and liabilities are as follows:

                                                                                                  2001                  2000
                                                                                                     $                     $
           Deferred tax assets
                Capital and intangible assets                                                      941                   479
                Other                                                                              326                   199
                Tax losses carryforward                                                          5,184                 1,259
                Scientific research and experimental development expenditures
                      carried forward                                                              655                   792
                                                                                      -----------------------------------------
                                                                                                 7,106                 2,729
                Valuation allowance                                                             (7,106)               (2,997)
                                                                                      -----------------------------------------
           Net deferred tax liability                                                                -                  (268)
                                                                                      =========================================

      Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized. Accordingly, a valuation allowance for the full amount of the deferred tax assets has been recorded.

      The company has non-capital losses of approximately $11,619,000, and scientific research and experimental development (SR&ED) expenditures of approximately $1,468,000, which are available for carryforward against taxable income earned in Canada in future years.


                                                                             (9)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


      The SR&ED expenditures carry forward indefinitely, and non-capital losses expire as follows:

                                                                                                    $
           2002                                                                                    838
           2003                                                                                    171
           2007                                                                                  3,488
           2008                                                                                  7,122
                                                                                      ------------------
                                                                                                11,619
                                                                                      ==================


8     MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

      On March 15, 2000, the company cancelled its previously authorized Class A, B, C, and D Preferred Stock. None of this stock was issued and outstanding at the date of cancellation.

      On March 15, 2000, the company authorized 100,000,000 shares of Class A Voting Mandatorily Redeemable Convertible Preferred Stock.

      CLASS A MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

      On March 30, 2000, the company issued 4,667,419 shares of its Class A Mandatorily Redeemable Convertible Preferred Stock (Class A Preferred Stock) for $31,900,000.

      The Class A Preferred Stock entitles holders to a 4% cumulative stock and/or cash dividend accruing from the date of issuance. Holders of the Class A Preferred Stock are entitled to the number of votes equal to the number of common shares into which the Class A Preferred Stock could be converted at the time of the vote, and vote on an equal basis with holders of the company's common stock, together as a single class. The Class A Preferred Stock ranks senior to all classes of capital stock upon liquidation, dissolution, and wind-up, and ranks junior in right of payment of all indebtedness of the company and its subsidiaries.

      The Class A Preferred Stock has a mandatory redemption on the earlier of March 31, 2005, liquidation, dissolution, or wind-up of the company, change in control of the company, a sale of substantially all the assets of the company, bankruptcy of the company, or any material breach of the terms and conditions surrounding the Class A Preferred Stock. The Class A Preferred Stock is redeemable at a liquidation value of the greater of (a) $6.82 per share plus all accrued but unpaid cumulative dividends thereon, or (b) the fair market value of the Preferred Stock, on an after conversion basis, based upon the number of shares of common stock the Class A Preferred Stock is convertible into and the market price, as determined by a published market (if one exists), of the common stock. At the option of the company, any accrued but unpaid cumulative dividends may be settled by issuance of additional Class A Preferred Stock, the number of shares to be determined by dividing the accrued but unpaid cumulative dividends by $6.82.

      Upon a qualified underwritten initial public offering, each share of the Class A Preferred Stock will be converted into common stock of the company at a ratio of five for one. A qualified underwritten initial public offering is one in which net proceeds to the company are at least $40 million, occurs prior to March 31, 2005, and occurs at a price not less than four times the initial issue price of the Class A Preferred Stock, which was


                                                                            (10)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


      $6.82. If the underwritten initial public offering occurs prior to March 31, 2001, the price need only be two times the initial issue price, and if prior to September 30, 2001, the price need only be three times the initial issue price, in order to be qualified.

      The Class A Preferred Stock may be converted by the holders into common stock at any time, at a ratio of five for one. At the option of the company, any accrued but unpaid cumulative dividends may be settled by issuance of additional Class A Preferred Stock, the number of shares to be determined by dividing the accrued but unpaid cumulative dividends by $6.82. In addition, the holders of the Class A Preferred Stock have anti-dilution protection.


9     CAPITAL STOCK

      SHARE CAPITAL TRANSACTIONS

      On March 30, 2000, 12,537,230 shares of common stock were redeemed for $14,618,000. The redemption has been recorded as a reduction in common stock of $5,836,000, a reduction in additional paid-in capital of $715,000 and a charge to deficit of $8,067,000.

      On April 6, 2000, in connection with the acquisition of Misty City, the company issued 467,835 shares of common stock. The issuance was recorded at $546,000, being the estimated fair value of the shares of common stock at the date of acquisition.

      On June 29, 2000, the board of directors approved a five-for-one share split of the company's common stock. All share amounts have been presented on a post stock split basis.

      During 2001, the company issued 403,271 shares of common stock to employees of the company, substantially pursuant to employee stock option exercises. Total proceeds of these transactions was $106,000. In addition, the company repurchased 1,215 shares of common stock from various employees for $1,000.


10    STOCK-BASED COMPENSATION

      STOCK OPTION PLAN

      In December 1998, the company's board of directors adopted the Stock Option Plan (the Plan) and reserved 10,000,000 shares of common stock for issuance thereunder. The Plan provides for the granting of stock options to Eligible Persons (defined as directors, officers, employees, or consultants of the company or any of its subsidiaries). No person shall be eligible to receive more than 5% of the total number of outstanding common shares at the date of the grant.

      Terms and conditions of options granted under the Plan are determined solely by the Compensation Committee (the Committee) of the board of directors, however, generally are granted for periods not exceeding eight years at prices equal to the fair value of the shares on the date of grant as determined by the Committee. Exercise prices for the company's stock options are fixed in Canadian dollars.


                                                                            (11)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


      Options under the Plan are not immediately exercisable and generally vest over a period of 36 months. The vesting schedule for each grant is determined by the Committee.

      The following table summarizes activity under the company's stock option plan for the years ended September 30, 2001 and 2000:

                                                                          2001                                          2000
                                        -----------------------------------------     -----------------------------------------
                                                                      WEIGHTED                                      WEIGHTED
                                                                       AVERAGE                 SHARES                AVERAGE
                                                                EXERCISE PRICE                                EXERCISE PRICE
                                                  SHARES                  CDN$                                          CDN$
                                                                                         (as restated)          (as restated)
           STOCK OPTIONS
           Outstanding -
              Beginning of year                7,984,838                   1.41              4,670,905                  0.56
                Granted                          743,957                   2.50              3,783,532                  2.37
                Exercised                       (377,744)                  0.41               (234,700)                 0.41
                Forfeited                     (1,169,867)                  1.42               (234,899)                 0.88
                Expired                                -                      -                      -                     -
                                        -------------------                           ------------------
           Outstanding -
              End of year                      7,181,184                   1.50              7,984,838                  1.41
                                       ====================                           ==================
           Exercisable -
              September 30                     4,743,165                                     3,159,825
                                       ====================                           ==================

           Weighted average fair
              value of options
              granted during the
              year                                                         0.02                                         0.08

      For the year ended September 30, 2000, the number of shares granted and cancelled and the weighted average exercise price amounts have been restated. There was no financial statement impact for these changes.

      The following table summarizes information about fixed stock options outstanding and exercisable at September 30, 2001:

                                                                               OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                      ------------------------------------------------------------------------------    -----------------------
                                   EXERCISE                                              REMAINING
                                      PRICE                      NUMBER           CONTRACTUAL LIFE                     NUMBER
                                       CDN$                 OUTSTANDING                    (YEARS)                EXERCISABLE
                                       0.53                   3,209,372                        5.2                  2,985,101
                                       1.00                     547,000                        6.0                    359,819
                                       2.50                   3,424,812                        6.8                  1,398,245
                      ---------------------------------------------------------------------------------------------------------
                                       1.50                   7,181,184                        6.1                  4,743,165
                      =========================================================================================================


                                                                            (12)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)


      FAIR VALUE DISCLOSURES

      The company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                                                  2001                  2000
                                                                                                     %                     %
           Risk-free interest rate                                                                 4.6                   6.3
           Expected lives (in years)                                                               3.0                   3.0
           Dividend yield                                                                          0.0                   0.0
           Expected volatility                                                                     0.0                   0.0


      The fair value of each option grant was determined using the minimum value method. The effect of compensation cost on net income and loss per share for the years ended September 30, 2001 and 2000 is as follows:

                                                                                                  2001                  2000
                                                                                                     $                     $
           Loss
                As reported                                                                    (11,301)               (3,851)
                Pro forma                                                                      (11,338)               (3,927)


      UNEARNED STOCK-BASED COMPENSATION

      In connection with certain stock option grants during the years ended September 30, 2001 and 2000, the company unearned compensation totalling $nil and $23,000, respectively, which is being amortized over the three year vesting periods of the related options. Amortization expense recognized during the years ended September 30, 2001 and 2000 totalled approximately $63,000 and $149,000, respectively.


                                                                            (13)

CHANCERY SOFTWARE LTD.
Notes to Consolidated Financial Statements
SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

(tabular amounts expressed in thousands of U.S. dollars)

11    CONCENTRATION OF CREDIT RISK

      Financial instruments that potentially subject the company to a significant concentration of credit risk consist mainly of cash and cash equivalents and accounts receivable. The company limits its exposure to credit loss by placing its cash and cash equivalents with high credit, quality financial institutions.

      Concentration of credit risk with respect to accounts receivable is considered to be limited due to the credit quality of the customers comprising the company's customer base. The company's customer base consists primarily of government-funded organizations including schools, school districts, and state and provincial governments. The company performs ongoing credit evaluations of the financial condition of those customers not represented by this customer base, in order to determine the need for an allowance for doubtful accounts. The company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. The company has not experienced any significant credit losses to date.


12    COMMITMENTS

      The company leases certain facilities and equipment used in its operations under operating leases. Future minimum lease payments under these lease agreements at September 30, 2001 are as follows:

                                                                                                    $
           2002                                                                                  1,132
           2003                                                                                    639
           2004                                                                                    394
           2005                                                                                    374
           2006                                                                                    312


                                                                            (14)